SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 6, 2004

Wells Real Estate Fund X, L.P.

(Exact Name of Registrant as Specified in Charter)

Georgia	0-23719	58-2250093
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6200 The Corners Parkway, Norcross, Georgia 30092-3365

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (770) 449-7800

(Former Name or Former Address, if Changed Since Last Report)

Item 9. Regulation FD Disclosure

August 6, 2004

Re: Quarterly distribution update for Wells Real Estate Fund X

Dear Wells Fund X Investor:

At Wells Real Estate Funds, our goal is to provide our investors with the highest level of service possible. As stewards of your investment, we are providing you with a distribution update on your Wells Limited Partnership investment.

We are pleased to highlight a significant lease extension at the Alstom Power building. While Alstom Power had provided notice to exercise an early termination option, we were able to negotiate an extension of their lease in favor of lowering the contract rental rate to current market levels. This extension will enhance the long-term performance of the portfolio. We also were successful in extending the Gaiam lease at 360 Interlocken through May 2008. We have announced the first distribution of net sale proceeds to limited partners, scheduled for the fourth quarter 2004, totaling $1,035,000, from the sale of the Cort building.

While the portfolio enjoys a high occupancy level currently, we do face some near-term leasing issues that may negatively affect our operating performance. Two of the tenant leases — Ohmeda and Fairchild — expire in the near term. While these leasing challenges, coupled with the 79% occupancy at Interlocken, may impact performance, we are working aggressively with existing and potential tenants in these markets to minimize any negative effects to the extent possible.

The second quarter 2004 operating distributions to the Class A unit holders were 4.5%, a decline from the prior quarter rate of 6.75%. The General Partners anticipate that operating distributions may decline in the near term, as the Fund absorbs its pro-rata share of several known and potential capital needs, including: (i) leasing costs associated with the Alstom Power extension; (ii) re-leasing the Fairchild and Ohmeda buildings, along with the remaining vacant space at the 360 Interlocken Building; and (iii) funding parking lot repairs and improvements for the 360 Interlocken and Avaya buildings. As 2004 progresses and the details surrounding the extent of the capital requirements become known, the General Partners will evaluate if distributions of the remaining net sale proceeds from the Cort sale are appropriate.

We would like to highlight that, through June 30, 2004, current Class A unit holders have received cumulative net operating cash flows of approximately $14.0 million, as compared to $23.9 million originally invested, or approximately 58% of the dollars invested since inception.

No operating distributions have been made to investors holding Class B units or to the General Partners, in line with the partnership agreement.

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Form 10-Q for the second quarter 2004 (which includes a complete Fund update) will be available to you online at www.wellsref.com within a few weeks. Ongoing information regarding Fund X activities also is available to you on the same Web site.

Should you have any questions regarding Fund X, please don’t hesitate to contact the Wells Investor Services Department at 800-557-4830. For your convenience, the Wells Investor Services Department is available Monday through Thursday from 8:15 a.m. until 7:30 p.m. (ET), and Friday from 8:15 a.m. until 5:30 p.m. (ET). Please take comfort in knowing your calls will always be answered by a live voice at Wells — not an automated system — during our regular support hours at our corporate office in Atlanta, Georgia. You also may contact an Investor Services Specialist via e-mail at investorservices@wellsref.com.

Our ongoing priority at Wells Real Estate Funds is to provide you with unparalleled customer service, and we thank you for allowing us to serve your financial needs, now and in the future.

Sincerely,

Richard Scott

Vice President

Investor Relations

cc: Financial Consultant

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

WELLS REAL ESTATE FUND X, L.P. (Registrant)

By:	WELLS PARTNERS, L.P.
General Partner

	By:	Wells Capital, Inc.
General Partner

		By:	/s/ Leo F. Wells, III
Leo F. Wells, III
President

By:	/s/ LEO F. WELLS, III
LEO F. WELLS, III
General Partner

Date: August 6, 2004

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